UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HICKORY TECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON

MONDAY, May 7, 2007

The Annual Meeting of the Shareholders of HickoryTech Corporation (“HickoryTech”) will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on Monday, May 7, 2007 at 2:00 p.m., Central Daylight Time, for the following purposes:

1.               To elect three directors to serve for ensuing three-year terms;

2.               To approve the amended and restated HickoryTech Corporation Employee Stock Purchase Plan;

3.               To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 7, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

R. Wynn Kearney, Jr.
Board Chair

Mankato, Minnesota

March 16, 2007

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO RETURN THE PROXY CARD BY MAIL, WE HAVE ENCLOSED AN ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  TO VOTE BY PHONE OR INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD.  IF YOU DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

HICKORYTECH CORPORATION

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

March 16, 2007

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, MAY 7, 2007

SOLICITATION

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders of HickoryTech to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Monday, May 7, 2007, at 2:00 p.m. (Central Daylight Time) or at any adjournment thereof.  All properly executed proxies will be voted at the meeting. We are mailing this proxy statement and the enclosed proxy card to shareholders on or about March 16, 2007.

REVOCABILITY OF PROXY

Your proxy may be revoked at any time before it is exercised by filing a later dated proxy (by mail, telephone or Internet) or a written notice of revocation with our corporate Secretary, or by voting in person at the meeting.  Unless it is revoked, your proxy will be voted in the manner set forth in this proxy statement or as you specify in your proxy card.

ANNUAL REPORT

Our Annual Report for fiscal year 2006, including our Form 10-K as filed with the SEC, is enclosed in the envelope containing this proxy statement.

VOTING

You must be a shareholder of record at the close of business on March 7, 2007 to be entitled to vote at the meeting.  As of that date, there were 13,246,963 shares of our common stock outstanding.

For each share held, you may cast one vote for the proposal to amend and restate the HickoryTech Corporation Employee Stock Purchase Plan and one vote for each of the three directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  You may vote your shares by toll-free telephone call or Internet as an alternative to completing and mailing the enclosed proxy card.  The procedures for telephone and Internet voting are described on the proxy card.  The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions and confirm that your instructions have been recorded properly.  If you vote by telephone or Internet, you should not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  We will count abstentions as present or represented at the meeting for purposes of determining whether a quorum exists and for purposes of calculating the number of votes cast, but will not consider abstentions as votes in favor of the matter.  We will treat broker non-votes as present and entitled to vote for purpose of the presence of a quorum, but not present and entitled to vote for purposes of determining whether the requisite vote has been obtained on a specific matter. Therefore, broker non-votes will have no effect on the outcome of any such matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.  Additionally, a majority of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the approval to amend and restate the HickoryTech Employee Stock Purchase Plan.

ITEMS REQUIRING YOUR CONSIDERATION

The following items in this proxy statement require your consideration and approval:

1.              Election of three directors for three-year terms.  See pages 3 to 4.

2.              Approval of amended and restated HickoryTech Corporation Employee Stock Purchase Plan.  See pages 5 to 6.

PROPOSAL 1:
ELECTION OF DIRECTORS

There are currently ten directors on our Board of Directors.

Our Board is divided into three classes with each class of directors serving for a three-year term. You are being asked to consider the election of three directors at the Annual Meeting.  The terms of directors James H. Holdrege, Lyle G. Jacobson and Starr J. Kirklin expire in 2007 and the Board of Directors has nominated Messrs. Holdrege, Jacobson and Kirklin for re-election to the Board for three-year terms.   Proxies may not be voted for more than three nominees.

The following table provides information, as of February 28, 2007, about the nominees for election and our other directors.

TERMS ENDING IN 2007 AND NOMINEES FOR TERMS ENDING IN 2010

JAMES H. HOLDREGE has served as Vice Chair of our Board of Directors since January 2007 and has served as a director since 1992.  Mr. Holdrege, age 68, retired as General Manager and Chief Operating Officer at Electric Machinery Company, a subsidiary of Ideal Electric, in 2001.   Electric Machinery manufactures and services electric motors and generators around the world.  Prior to that, Mr. Holdrege served as the General Manager of KATO Engineering Division, Caterpillar Corporation where he had been employed since 1984.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 65, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985.  Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

STARR J. KIRKLIN has served as a director since 1989 and was Chair of the Board from January 2005 to December 2006. Mr. Kirklin, age 70, retired as President of First Bank, Mankato, a National Banking Association, in 1996.  He served as the Interim Vice President of University Advancement at Minnesota State University, Mankato from May to November 2000 and from May 2002 to July 2003.

TERMS ENDING IN 2008

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 58, served as President, Chief Executive Officer and Chairman of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years. Contel Corporation was a provider of telecommunications services.

JAMES W. BRACKE has served as director since 2004.  Mr. Bracke, age 59, is a principal for Boulder Creek Consulting, LLC, a business and technology consulting firm.  From 2004 to 2006, Mr. Bracke served as Vice President of EPIEN Medical.  EPIEN Medical is a privately held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO of Lifecore Biomedical, Inc. which manufactures and sells dental implant systems, products and medical grade materials used in healthcare.

R. WYNN KEARNEY, JR. has been a director since 1993 and has served as Chair of our Board of Directors since January 2007.  Dr. Kearney, age 63, has been in private practice with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota since 1972, and is its senior surgeon.  Dr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida.

DALE E. PARKER has served as a director since 2006. Mr. Parker, age 55, is Chief Financial Officer at Vitex Packaging Group, a subsidiary of Kirkland Capital Partners.  Vitex is a manufacturer of packaging for tea and coffee brands. Mr. Parker served as Vice President, Chief Financial Officer, and board member of Appleton Papers, Inc. from 2000 to 2006. Prior to that, Mr. Parker served as Vice President and Chief Financial and Administration Officer for Black Clawson Companies from 1988 to 2000.  Black Clawson Companies manufacture and design capital converting equipment for palletizing, extrusion coating, cast film and coating equipment.

TERMS ENDING IN 2009

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 64, retired as President of CEO Advisors, Inc. in 2004.  CEO Advisors provided management consulting and information system planning services.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998 and was Chair of the HickoryTech Board from January 2003 to December 2004.  Ms. Craig, age 52, has served as Chief Executive Officer of Sapientia Consulting Inc., which provides management consulting and executive coaching services to business clients, since 1999.  She is currently engaged with the Cincinnati USA Regional Chamber as Vice President, Small Business and Programs.  Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc. from 1984 to 1999.  She served as its Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development and operations.  Cincinnati Bell, Inc. is a provider of telecommunications services.

JOHN W. FINKE has served as a director since 2006. Mr. Finke, age 44, has served as President and Chief Executive Officer of HickoryTech Corporation since June 5, 2006. Mr. Finke has been with HickoryTech since 1996, and served as HickoryTech’s Chief Operating Officer and Executive Vice President from 2005 to 2006, its President of Telephone Operations from 2003 to 2005 and President of HickoryTech’s Network Design and Operations Division from 2000 to 2003. Prior to joining HickoryTech, Mr. Finke held numerous engineering and management positions with GTE Telephone Operations and Contel of Indiana from 1984 to 1996.  GTE was a provider of telecommunications service.

The Board of Directors Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.  Directors will be elected by a plurality of the votes cast.

PROPOSAL 2:

APPROVAL OF AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

On August 1, 2006, our Board of Directors adopted, subject to shareholder approval, the Amended and Restated Hickory Tech Corporation Employee Stock Purchase Plan.  This plan reserves 500,000 shares of our common stock for issuance to employees who participate in the plan through payroll deductions made over a one year period.   Purchases are made on the last day of the one year purchase period at a price equal to 85% of the market value of our stock on that date.

We first adopted an employee stock purchase plan in 1992.  In 2001, we extended the 1992 plan through January 2007, and the 1992 plan recently expired.

We believe an employee stock purchase plan remains an attractive means for our employees to accumulate ownership in HickoryTech.  Although the plan does result in compensation expense that affects our operating results under SFAS 123(R), we believe that the expense is not disproportionate to the benefit created by the plan. Because this stock plan aligns the interests of our employees and our shareholders, we believe it provides a valuable incentive.

The restated plan allows participating employees to contribute to the plan through payroll deductions of up to 10% of their base compensation and sales commissions during a twelve month purchase period that generally begins on the first business day in September and ends on the last business day of August of each year. No employee may accrue the rights to purchase more than $25,000 in shares during any purchase period.  Contributions by participating employees are used to purchase shares of our common stock at a price equal to 85% of the fair market value on the last business day of the purchase period. There is a minimum purchase requirement of 10 shares per employee participating in the plan.

Participating employees may withdraw from the plan at any time and receive the cash contributed to the employee’s payroll deduction account.  Although a withdrawing employee would not be entitled to participate in the plan for the purchase period during which the employee withdrew, the employee would not be prohibited from participating in the next annual purchase period. When a participant in the plan terminates employment with us for any reason, participation by the employee in the plan also terminates and the balance of the employee’s payroll deduction account will be paid, in cash, to the employee or, in the case of death, the employee’s beneficiary.

Any employee who has been employed for more than 14 days prior to the beginning of the purchase period may participate in the plan, except that that no employee who holds more than 5% percent of our common stock may participate.

The restated plan is scheduled to terminate on July 1, 2016.  The plan may be amended by our Board of Directors at any time, except that the Board cannot, without shareholder approval, adopt any amendment that would (1) increase the number of shares available for issuance under the plan, or (2) change the employees who are entitled to participate in the plan.

The plan is administered by a committee consisting of three officers.  The Committee has authority to determine fair market value as of the last day of the purchase period and make other administrative and interpretive decisions under the plan.

Contributions by employees to the purchase plan constitute wages taxable as ordinary compensation to the employee, and are deductible as wages by us.  Because we believe the plan complies with Section 423 of the Internal Revenue Code, if an employee holds the shares acquired for at least one year, the difference between the fair market value and the purchase price on the date of purchase should not be taxable to the employee on the date of purchase.  When the employee sells the shares that are held more than one year after the date of purchase, the amount by which the sale price exceeds the purchase price is considered a capital gain.  If an employee sells shares within one year of the purchase date, they will recognize ordinary income equal to the difference between the fair market value of the shares on the purchase date and the purchase price.  Any additional gain or loss will be short-term gain or loss.  In addition, if an employee sells the shares within one year of the purchase date, we will be entitled to a deduction equal to the amount that the employee is required to recognize as ordinary income.

Our Board has proposed the restated plan because it continues to believe that an employee stock purchase plan provides a convenient and advantageous way for our employees to make systematic purchases of common stock and therefore develops a stronger incentive to work for our continued success. The amendment is being submitted to our shareholders for approval in order to comply with the requirements of the Internal Revenue Code of 1986, as amended and with requirements of the NASDAQ Stock Market.

The Board of Directors Recommends that the Shareholders Vote for the Amended and Restated Employee Stock Purchase Plan.

The affirmative vote of the holders of a majority of the Common Stock represented at the meeting is required for approval of the Amended and Restated Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

We pay each of our directors who is not also an employee an annual retainer of $15,000.  Directors have the option to receive $10,000 of this annual retainer in cash or in shares of HickoryTech common stock, and $5,000 of the retainer is paid solely in shares of HickoryTech common stock.  In addition, we pay directors $750 for each Board and committee meeting they attend.  Beyond the meeting fees and annual retainers, we pay directors $500 per day for non-Board or non-committee meetings associated with HickoryTech business or required training sessions.  We do not pay any of these fees to directors who are also employees.

We pay the Board Chair, who is not an employee of HickoryTech, an additional annual retainer of $24,000, which the Chair has the option of receiving in cash or shares of HickoryTech common stock.

The Chair of the Audit Committee receives an additional $4,000 annual retainer and the Chair of the Compensation Committee receives an additional $2,000 annual retainer.  These additional retainers became effective January 1, 2006 and are paid quarterly in cash.

Directors who have served three consecutive Board terms or who leave the Board after a change of control, are entitled to receive their annual Board retainer, at the same rate, for three years after they terminate their positions as Board members.

The shareholders approved a Directors’ Incentive Plan in 2005.  Under this plan, each director is eligible to receive shares of HickoryTech common stock, at fair market value, if HickoryTech meets pre-established objectives.  In 2006 these pre-established objectives were not met and no shares of stock were issued to any directors under this plan.  Mr. Parker joined the HickoryTech Board in 2006 and received 1,000 shares of HickoryTech stock under this plan at that time.

DIRECTOR COMPENSATION FOR 2006

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Robert D. Alton	23,500	13,755	—	—	22,500	—	59,755
Lyle T. Bosacker	29,500	13,771	—	—	45,000	—	88,271
James W. Bracke	38,500	13,763	—	—	16,875	—	69,138
Myrita P. Craig	37,000	13,791	—	—	45,000	—	95,791
James H. Holdrege	38,000	13,755	—	—	45,000	—	96,755
Lyle G. Jacobson	24,250	13,771	—	—	45,000	—	83,021
R. Wynn Kearney, Jr.	35,250	13,755	—	—	45,000	—	94,005
Starr J. Kirklin	71,000	13,755	—	—	45,000	—	129,755
Dale E. Parker	15,000	12,505	—	—	4,950	—	32,455
Robert E. Switz	6,250	10,002	—	—	—	—	16,252

(1)    Mr. Finke our President and Chief Executive Officer, also serves as a director and is not included in this table because he does not receive compensation for his service as a director.  The compensation received by Mr. Finke as an employee is shown on the Summary Compensation Table on page 18.  Mr. Switz was a former director whose term ended on April 24, 2006.

(2)    This column reflects the portion of the annual retainer that is paid in cash.  If a director has forgone cash compensation for compensation in the form of HickoryTech common stock, the amount is still shown in the Fees Earned or Paid in Cash Column instead of the Stock Awards Column.

(3)    Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended in December 31, 2006 in accordance with FAS 123(R).

(4)    There were no stock option awards granted to directors in fiscal year 2006.  As of December 31, 2006 each director has the following number of options outstanding: Lyle T. Bosacker: 26,000; James W. Bracke: 5,000; Myrita P. Craig: 23,000; James H. Holdrege: 20,000; Lyle G. Jacobson: 26,000; R. Wynn Kearney, Jr.: 26,000; Starr J. Kirklin: 26,000; and Robert E. Switz: 19,000.

(5)    Reflects the 2006 accrual for the Board retainer that is due to directors when they leave the Board after serving three consecutive Board terms,  or, regardless of the length of service, after a change in control and related events concerning HickoryTech.

CORPORATE GOVERNANCE MATTERS

The Board Of Directors And Committees

During fiscal year 2006, our Board of Directors held twelve meetings.  Eight of the meetings were regularly scheduled, and four of the meetings were special meetings.  HickoryTech’s Board is led by a Chair, who is not an employee of HickoryTech, and there are five Board Committees.  Each director attended at least 75% of the Board Meetings and all of the directors attended the 2006 Annual Meeting.

Our Board has determined, based on written questionnaires and inquiry, that with the exception of Mr. Finke, our Chief Executive Officer, each of our directors is “independent” under applicable rules.  Except for Mr. Finke and Mr. Alton, no director identified any dealings between the director, members of the director’s family or any controlled entity and HickoryTech, other than dealings in the director’s capacity as such.  In considering Mr. Alton’s independence, the Board considered (1) his prior services as an officer, and (2) the Supplemental Retirement Account, retiree health care benefit and a small telephone concession benefit we maintain on his behalf as a former officer.  Because Mr. Alton’s service as an officer terminated more than four years ago and the continuing retirement benefits he receives were not believed significant, the Board also concluded that Mr. Alton is independent.

The Audit Committee consists of Messrs. Bracke, Holdrege and Parker and Ms. Craig, each of whom is an independent director within the meaning of the requirements of the NASDAQ Stock Market applicable to audit committees.  The Audit Committee reviews internal controls of HickoryTech and its financial reporting, and meets with the independent auditors on these matters.  The Audit Committee also is responsible for the review of all interested party transactions and, although it does not have written policies as to the standards of approval consistent with the fiduciary obligations by which it is bound, approves only those transactions that it believes are in the best interests of the corporation and on terms at least as favorable as could be obtained from unaffiliated parties.  The Audit Committee has the sole authority to appoint, review and discharge HickoryTech’s independent auditors.  Mr. Parker is the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Board of Directors adopted and has approved a written charter for the Audit Committee, a copy of which can be found on the Company’s website, www.hickorytech.com.  This Committee held five meetings in 2006.   Each member of the Audit Committee attended at least 75% of the Audit Committee meetings.

The Compensation Committee consists of Messrs. Holdrege, Jacobson, Kearney and Kirklin and Ms. Craig, each of whom is an independent director under applicable NASDAQ rules.  The Compensation Committee is responsible for compensation for executive officers and directors.  The Compensation Committee makes recommendations to the Board regarding compensation for executive management of HickoryTech. This Committee held eight meetings in 2006.  Each member of the Compensation Committee attended at least 75% of the Compensation Committee meetings, with the exception of Lyle Jacobson, who attended 63% of the meetings.

The Corporate Development Committee consists of Messrs. Alton, Holdrege, Jacobson, Kearney and Kirklin.  The Corporate Development Committee investigates potential expansion and new market opportunities for HickoryTech. This Committee held three meetings in 2006.  Each member of the Corporate Development Committee attended at least 75% of the Corporate Development Committee meetings, with the exception of Lyle Jacobson who attended 66% of the meetings.

The Governance/Nominating Committee, consisting of Messrs. Kirklin, Bosacker, Bracke and Kearney and Ms. Craig, held eight meetings in 2006. This Committee’s objective is to maintain a strong Board for HickoryTech and to make recommendations on Board committee assignments and candidates for directorship.  Each member of the Governance/Nominating Committee attended at least 75% of the Governance/Nominating Committee meetings.

The Finance Committee, consisting of Messrs. Jacobson, Alton, Bosacker, Bracke, and Parker, has an objective to support management in reviewing operational financial processes and ensuring the maximization of the financial resources of HickoryTech.  The Finance Committee held one meeting in 2006.   Each member of the Finance Committee attended at least 75% of the Finance Committee meetings.

Nominations

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  The Committee has adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website, www.hickorytech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors.

The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and communications technologies.  In general, candidates will be preferred who hold an established executive level position in business, finance, strategic planning or telecommunications.  The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance and meeting attendance records.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by our shareholders for possible nomination.  If you wish to make such a submission, you should send the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), the Nominating/Governance Committee may invite those who appear best suited to meet our needs to participate in a series of interviews that will be used as a further means of evaluating potential candidates.

On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to our Governance/Nominating Committee by any shareholder in connection with the Annual Meeting to be held in 2007.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2008 must do so by December 25, 2007, in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Shareholder Communications With Board

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors, c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the Executive Officers of HickoryTech named under “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2007:

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership(a)		Common Stock

Robert D. Alton, Jr.	61,320		*
Lyle T. Bosacker	427,809	(c)(f)	3.2%
James W. Bracke	7,620	(f)	*
Myrita P. Craig	27,962	(f)	*
John W. Finke	94,224	(b)(f)(g)	*
James H. Holdrege	32,177	(f)	*
Lyle G. Jacobson	61,379	(d)(f)	*
R. Wynn Kearney, Jr.	148,689	(e)(f)	1.1%
Starr J. Kirklin	30,388	(f)	*
Dale E. Parker	1,539
David A. Christensen	110,153	(b)(f)(g)	*
Mary T. Jacobs	84,487	(b)(f)(g)
Lane C. Nordquist	50,813	(b)(f)(g)	*
Walter A. Prahl	4,085
All of the above and other executive officers as a group (15 persons)	1,149,196	(h)	8.7%

* Less than 1%

(a)    Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)   Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Christensen, 21,836; Mr. Finke, 9,631; Ms. Jacobs, 6,797, and Mr. Nordquist, 4,602.

(c)    Includes 263,253 shares held by Mr. Bosacker’s spouse.

(d)   Includes 19,764 shares held by Mr. Jacobson’s spouse.

(e)    Includes 45,000 shares held in a profit sharing trust and 12,783 shares held in a family foundation.

(f)      Includes shares which may be acquired within 60 days after February 28, 2007 through the exercise of stock options as follows:  Mr. Bosacker, 26,000; Mr. Bracke, 5,000; Ms. Craig, 23,000; Mr. Finke, 68,000; Mr. Holdrege, 20,000; Mr. Jacobson, 26,000;  Mr. Kearney, 26,000; Mr. Kirklin, 26,000; Mr. Christensen, 58,834; Ms. Jacobs, 61,467; and Mr. Nordquist, 36,334.

(g)   Includes restricted shares of HickoryTech stock as follows: Mr. Finke, 7,500; Mr. Christensen, 3,750; Ms. Jacobs, 3,750; Mr. Nordquist, 3,750.  One half of the shares vest 30 days after February 28, 2007 and one half of the shares vest one year after February 28, 2007.

(h)   Includes (1) 42,866 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (2) 45,000 shares held in a profit sharing trust; (3) 12,783 shares held in a family foundation and (4) 382,435 shares which may be acquired within 60 days after February 28, 2007, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Finke, the executive officers of HickoryTech are as follows:

DAVID A. CHRISTENSEN, age 54, was appointed Senior Vice President in 2005.  He has served as Secretary of HickoryTech since 1993, Vice President and Chief Financial Officer of HickoryTech since 1989, and Treasurer since 1986.

DAMON D. DUTZ, age 58, has served as Vice President of HickoryTech since December 13, 2006 and has served as President of HickoryTech’s Consumer Solutions Division since February 22, 2006.  Mr. Dutz joined HickoryTech in June 2000.  He served as the Director of Operations for the Telephone Operations Sector from June 2000 to February 2006.  Prior to joining HickoryTech, Mr. Dutz held numerous operations and management positions with GTE Telephone Operations.  GTE was a provider of telecommunication services.

MARY T. JACOBS, age 49, has served as a Vice President of HickoryTech since 1996, as HickoryTech’s Vice President of Human Resources since 1998, and as HickoryTech’s Director of Human Resources from 1993 to 1997.

JOHN P. MORTON, age 52, has served as Vice President of HickoryTech since January 1, 2007 and has served as President of HickoryTech’s Business Solutions Division since he joined HickoryTech on December 20, 2006.  Prior to joining HickoryTech, Mr. Morton served as a Vice President of Business Development with Weber Associates from January 2004 to June 2005 and again in 2006 when he rejoined them as a Consultant.  Previous to that Mr. Morton held several sales management positions with Verizon and GTE telephone operations with his most recent position being Senior Sales Director.  Verizon is a provider of telecommunication services and GTE was a provider of telecommunication services.

LANE C. NORDQUIST, age 56, has served as a Vice President of HickoryTech and as the President of HickoryTech’s Information Solutions Division since joining the company in June 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

WALTER A. PRAHL, age 53, has served as Vice President of HickoryTech since December 13, 2006 and has served as President of HickoryTech’s Transport Solutions Division since he joined HickoryTech in December 2005.  Mr. Prahl worked for ALLETE from September 1977 to 2005 most recently in the position of Chief Operating Officer of Enventis Telecom.  Enventis Telecom was acquired by HickoryTech in December 2005.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

BENEFICIAL OWNERS OF COMMON STOCK

The only shareholder known to HickoryTech to be the beneficial owner of more than five percent of HickoryTech’s common stock as of February 28, 2007 is as follows:

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Common Stock

QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, New York 10036	773,280	(a)	5.88%

(a) Based solely on a 13G report filed with the SEC on January 16, 2007, by QVT Financial LP and QVT Financial GP LLC, reporting sole voting and dispositive power with respect to 773,280 shares of HickoryTech’s common stock held by QVT Financial LP and shared voting and dispositive power with respect to 773,280 shares of HickoryTech’s common stock held by QVT Financial GP LLC.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

It is our objective to compensate executives at a competitive rate in order to attract, retain and motivate highly qualified executives, and incent and reward them for the success of the Company.

Our compensation program emphasizes a pay for performance concept, in which an individual’s future monetary growth and career advancement are dependent upon maintaining and exceeding HickoryTech’s recognized levels of performance, while supporting our goals.  Future monetary growth is dependent upon the Company’s performance as well as the individual executive’s performance against pre-established objectives and the achievement of goals, with the opportunity for above-market compensation based on superior performance.

The Compensation Committee believes that the compensation packages for executive officers should consist of three principal components:

•                  Annual base salary

•                  Annual incentive bonus, the amount of which is dependent on the Company’s financial performance

•                  Long term incentive compensation, currently provided in the form of restricted stock.

The Committee considers multiple factors when determining the amount of total compensation (the sum of base salary, incentive bonus and long term compensation).

Although we use market data on compensation paid to similarly situated executives at competitive companies as a guideline in determining compensation, and generally look at the median of the market as the guideline for all aspects of compensation, including total compensation, base compensation, annual incentive and long-term incentive, we will vary from these guidelines based upon the role of the position within our organization, and the executive’s experience and performance in achieving objectives.

Our executive compensation program is intended to:

•                  reward performance which drives successful Company results,

•                  enhance a culture that is team focused and therefore rewards both individual success and the success of the organization;

•                  accommodate the financial resources available to us based on our goals of return to our shareholders.

Our President/CEO reviews the performance of his direct reports annually, and the Compensation Committee evaluates the performance of the President/CEO annually. The Compensation Committee evaluates the competitive levels of compensation at least every three years by reviewing the external marketplace to ensure that the Company maintains its ability to attract and retain superior employees in key positions.

Administration of Our Compensation Program—Role of Compensation Committee

Our Compensation Committee has responsibility for establishing and implementing our compensation program for executives.  During 2006, Messrs. Holdrege, Kearney, Jacobson and Kirklin and Ms. Craig, each of whom is an independent director within the meaning of the listing requirements of the NASDAQ Stock Market, served as members of our Compensation Committee.  The Committee ensures that the total compensation paid to the executive team is fair, reasonable and competitive.

The Compensation Committee annually considers and approves the base salary for our executive officers and approves, and recommends to the Board for its approval, the annual financial performance objectives under our annual Executive Incentive Plan.  The Compensation Committee also administers our Long Term Executive Incentive Program, which provides compensation for achievement of longer term strategic goals. The Long Term Executive Incentive Program has a two-or three-year program period.  The Compensation Committee also approves and recommends to the Board for its approval, the grant of any discretionary equity-based benefits such as stock options.

Our full Board, without the participation of our executive officers who may be board members, has authority to approve the annual financial performance objectives under our Executive Incentive Plan, and the objectives for the Long Term Executive Incentive Program.  Our President/CEO annually reviews the performance of the executives and provides a recommendation to the Compensation Committee for the annual salary levels of our executives.  Our President/CEO does not, however, participate in the executive session of the Compensation Committee at which his own salary level is approved.

We conduct a survey of peer and similarly sized companies not less than once every three years to provide market compensation data for our compensation decisions.   In 2006, the Compensation Committee hired an external compensation consultant, Compensation Resources, Inc., to assist in reviewing the market data and to make recommendations for the competitiveness of executive compensation.  The consultant reported directly to the Compensation Committee for this study and provided the Committee with relevant market data on total compensation, base salary, annual bonuses, long-term incentives, and alternatives to consider when making compensation decisions for the executives and to ensure compensation remains competitive.   Our Compensation Committee considered information from the compensation consultant which was derived from published surveys and also from available proxy data for peer companies.  There were 24 peer companies considered in the 2006 study, and all were communications providers with revenues equal to one half to double the revenues of the Company.  As a result of this study, ranges were established for total compensation, base pay and at-risk incentives for each position.  These ranges were based on the median for comparable positions, and will be used as guidelines and one aspect of what the Committee considers when determining compensation treatment for executives.

The 2006 compensation study showed that the total compensation of our President/CEO was below market, and the Committee will consider this as they determine the 2007 compensation treatment for Mr. Finke.   The study also showed that in general, the other executives’ total compensation was at the median of market, but that base salaries were generally lower than market.  The President/CEO and Committee determined that this would be reviewed and over time some adjustments would be made, but these positions would continue to have a larger percentage of their compensation at risk, compared to competitive market data.

2006 Executive Compensation Components

We provide executives with a compensation package consisting of base salary, incentive or at-risk compensation (both short-term and long-term incentives) which are payable in cash, and stock based awards.  Our annual incentive compensation is based on our Executive Incentive Plan, and annually our Compensation Committee establishes financial goals under this plan.  Our longer-term incentive compensation is based on our Long Term Executive Incentive Program, under which our Compensation Committee can establish a two or three year program period, that can overlap, and under which we grant the right to receive restricted shares of our common stock based on the achievement of corporate strategic goals.

Base Salary.                           Adjustments to base salary are considered at the Committee’s meeting in February of each year.  When determining the increases, the performance of individuals as well as the performance of HickoryTech is considered, along with the competitiveness of their compensation.

In addition, base salaries and total compensation are reviewed at the time of promotion.  When determining increases to base salaries due to promotion, the change in responsibilities, the market compensation of the position, and the competitiveness of the compensation is considered.

During 2006, the base salary changes of our executives reflect both the annual review based on performance and competitive comparisons, and promotional increases.   John Finke, HickoryTech’s President and CEO, was promoted to that position in June of 2006, and at that time, his base salary was increased from $205,198 to $260,000, an increase of 26.7%, to reflect his increased responsibilities.   Other executives received a 2006 increase based on their performance, contribution to the Company, and the competitive position of their compensation.

Performance-Based Incentive Compensation.  To motivate executives to achieve the business goals and reward executives for achieving those goals, part of the compensation for our executives is performance based incentive compensation.  Incentive components include the Executive Incentive Plan, which is an annual cash-based incentive plan, and the Long Term Executive Incentive Program, which is a multi-year stock based program implemented under our 1993 Stock Award Plan.

Annual Incentive—The Executive Incentive Plan.  The Executive Incentive Plan has a threshold that must be met prior to any payouts under the plan.  For 2006, the threshold was based on Adjusted Cash Flow, which is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”), less capital expenditures, and principal repayment on indebtedness, interest and taxes.  Additionally, specific annual financial objectives are established, and each objective is weighted.  The achievement of the weighted objectives will determine the payout under the plan, after the threshold is met.    The payout to each executive is calculated by multiplying a targeted payout for that executive, which is expressed as a percentage of the executive officer’s base salary, by the level of achievement of the weighted objectives. The target payout for each executive ranges from 30% to 60% of base salary, depending on the executive’s position. For example, Mr. Finke’s targeted payout for 2006 was equal to 60% of his salary.

Once the plan threshold of Adjusted Cash Flow is met, at least 85% of an individual financial objective must be obtained in order to earn any payout under that objective.  The net income objective must be achieved at 100% prior to earning an award.  Awards are reduced 3% for each 1% the actual result is less than the objective.  Objectives that are achieved at target receive 100% of the award.  For any achievement over 100% of the objective, the payment is increased 3% for each 1% the actual results exceed the target, with a maximum 200% payout under each objective.

For 2006, the specific financial measures/objectives were:  net income, return on invested capital or “ROIC”, EBITDA, and revenue.  ROIC is defined as earnings before interest, taxes and dividends divided by total capital (debt and equity).

Our Compensation Committee and Board review performance against the objectives set forth in the plan annually at their February meeting and approve awards consistent with the plan.  Based on 2006 actual financial results compared to the pre-established objectives, the plan threshold of Adjusted Cash Flow was not met, and therefore, no bonus awards were made to the President/CEO or any executives under the plan for 2006 performance.

In addition, in February, the Committee recommends to the Board the financial objectives and threshold for the plan for the coming year.  The financial objectives for 2007 under this plan are the threshold of Adjusted Cash Flow, and specific financial measures of net income, ROIC, EBITDA, revenue and capital expenditures.

Under a former compensation plan, we had contributed shares earned under an incentive plan to a Rabbi Trust for the benefit of some of our executives.  Shares continue to be held by this Rabbi Trust and additional shares having a value equal to dividends earned on those shares are contributed to the plan for the benefit of the executives. Except for additional shares representing the value of dividends, no additional contributions are made to the Trust by the executive or by us.  The executive is entitled to distribution of his or her pro rata portion of the shares in the trust only on termination of employment.  Messrs. Anderson, Christensen, Finke, Nordquist and Ms. Jacobs have interests in the Rabbi Trust.

Long-Term Incentive Program (Long Term Executive Incentive Program).  The Long Term Executive Incentive Program has a longer term focus than the annual incentive plan.  It is designed to drive shareholder value through alignment of executive pay with corporate strategic goals and to support alignment between executive actions and HickoryTech’s long-term strategic plan.

Under this program, we award executives the right to earn shares of our common stock based on achievement of pre-established objectives over a two or three year period.  Our Compensation Committee determines the range of shares possible for payout for each executive position, based on competitive compensation data.  The Committee also recommends the objectives under the program, and the length of each program period.  A program period can be established for two or three years, and multiple program periods can overlap.

Any shares earned under the program, are issued in the executive’s name and entitle the executive to dividends and voting rights, but are “restricted stock” and are subject to forfeiture back to HickoryTech if the executive leaves our employ before they vest.  Half of the shares that are issued vest thirty days after they are issued and the remainder vest 12 months after the date they are issued.

Shares are earned under this program if the pre-established objectives are achieved.  The pre-established objectives are based on our strategic plan, rather than on short-term financial goals.  If an objective is achieved at the threshold level of 75%, an award is earned.  The threshold award is 75% of the at-target award.  If the objective is achieved at less than a 75% level, no award is earned.  If at-target performance is achieved, a 100% award is earned, and if 125% or higher level of achievement is obtained, the maximum of 125% of the award is earned.

Each executive has a range of shares which can be earned.  The range has a threshold, at-target and maximum number of shares which each executive can earn.  For the program period ending in 2006, the minimum of the stock range for the President/CEO was 11,250 shares if all objectives were met at the threshold level and the maximum of the range was 18,750 shares if all of the objectives were met at the maximum level.  The minimum of the stock range for all other eligible executives was 5,625 shares if all objectives were met at the threshold level and the maximum of the stock range was 9,375 shares if all of the objectives were met at the maximum level.  The at-target award amounts were established based on the competitive survey of the marketplace.  Our Committee then establishes the objectives for the program period, and these are approved by the Board.  Each objective is weighted based on its importance to the organization, and each executive under the program has the same objectives with the same weightings.

For the two year program period starting January, 2005 and concluding December, 2006, three strategic objectives were established.  The first objective, which was weighted at 40%, related to attainment of strategic revenues, and this was met at the threshold level, and 75% of the award was earned.  The second objective, relating to building out our communication facilities to allow for additional services for our customers, was weighted 20%, and was met at the target level and 100% of the award was earned.  The third objective, which related to conversion of all accounting, human resources and billing systems within a specified budget and timeframe was weighted at 40%, and was not met and no award was received under this objective.  There were five executives who received awards under the program, that concluded in 2006 including Mr. Finke who earned 7,500 shares.

Our Compensation Committee recommended, and our Board approved, a new Long Term Executive Incentive Program for the period starting January 2007 and concluding December 2009.  The three-year program was established, three strategic objectives were established for this program, and each objective was weighted.  These objectives relate primarily to revenues and net income over the three year period.

We initially intended to create a new long term executive incentive program annually with overlapping program periods of two or three years, but because we were developing a new five year business strategy, the Committee decided not to initiate a program period in 2006.  Instead, the Committee established increased possible at-target payouts for the 2007 through 2009 Program Period, if the objectives are achieved.  This increased at-target payout applies to the six executive officers who were in their positions in 2006, and the share range applying to their position which can be earned if the objectives are obtained will be increased by 150%.  This includes the President/CEO position.

In 2006, our Compensation Committee established an additional stock program for Mr. Prahl and another executive who joined HickoryTech through of the Enventis Telecom acquisition.  These two executives were not eligible for the Long Term Executive Incentive Program that concluded in December of 2006. Under this 2006 Special Stock Program, the executives could earn an at-target stock award equal to 30% of their base salary if specific business related objectives were obtained.  Most of the objectives were associated with the transition and integration of Enventis and HickoryTech.  Our President/CEO provided a recommendation on the percentage of achievement for each objective to the Compensation Committee and Board at the February meetings, and the share price was determined on the date of the grant, February 28 2007.  This was a one-time program associated with the acquisition of Enventis Telecom in December, 2005, and will not be offered again.

Shares granted under the 2006 Special Stock Award Program were granted at a price equal to fair market value, as calculated based on the average closing price per share on each of the five business days preceding the date on which the grant was effective.  This valuation method is a component of all the Company’s stock programs, including stock options granted under our 1993 Stock Award Plan, and was established to reflect the low daily trading of the Company’s stock.  The valuation method was developed to help ensure that one day of trading at a particularly high or low level would not be reflected in the stock price associated with a stock grant or option.

Payouts under the Long Term Executive Incentive Program are recommended at the Committee’s regularly scheduled February meeting, and presented to the Board for approval.

Stock Options

We currently do not have an ongoing program to grant stock options to executives and do not have a written grant policy.  Stock options can be awarded to executives based on unique circumstances if recommended by the Compensation Committee and approved by the Board.

In 2006, Mr. Finke received 15,000 stock options as a result of his promotion to HickoryTech’s President and CEO.  This award was part of the overall compensation package for Mr. Finke, the Committee recommended, and the Board approved at a regularly scheduled board meeting, this grant of options.  The options were granted on September 1, 2006 and as noted above, the price for the option grant was based on the average of the closing stock price on the five days preceding the award.  All stock options vest over a three year period following grant, one third vesting each year beginning with the one year anniversary following the grant, and all options expire ten years following grant.

No other stock options were granted to other executive officers in 2006.

Executive Compensation Deferral Program

Annually executives have the opportunity to defer a portion of their base compensation or their annual incentive payment for the upcoming year.  Under our Executive Compensation Deferral Program, if an executive officer decides to defer compensation, it is maintained in a book account subject to creditors, and the executive is entitled to interest on the funds quarterly.  The interest rate is equal to a ten year Treasury bond rate.   The balance can only be received when the participant terminates from the company.  This is paid in five equal annual installments after termination.

In 2006, no executive officers chose to voluntarily defer compensation.

Employment and Retirement Benefits

In order to attract and retain employees and provide support in the event of illness or injury, we offer all of our employees, including our executives, medical and dental coverage, disability insurance, and life insurance. All of our executives are entitled to participate in these plans and we also support executive health by providing payment for an annual executive physical.  For Mr. Finke, and as part of his promotion, we have also agreed to provide continued health coverage and life insurance after retirement.

We do not have a defined benefit plan for executives or employees, but instead encourage saving for retirement through our 401(k) Retirement Savings Plan and Trust, to which we make matching contributions.  Employees may contribute up to 50% of their base salary into the plan, and we will match 100% of the first 6% the employee contributes. All employee contributions and any matching Company contributions are fully vested upon contribution.

We did establish a supplemental retirement account for Mr. Christensen, our CFO, but the account is fully funded and we ceased contributions to that account in 1994. The account currently is credited only with annual interest based on the ten-year Treasury bond rate.  We also have a supplemental retirement account for Mr. Finke to which we will contribute an amount equal to 10% of his salary annually for ten years.

Severance and Change of Control Benefits

In general, we do not maintain employment agreements with our executives except for our CEO.  The employment agreement with Mr. Finke, our President/CEO, provides for severance benefits equal to 18 months salary in the event we terminate his employment without cause, or he terminates for good reason, as defined in his employment agreement.  In addition in 2006, we paid John Duffy, our former CEO, a severance payment equal to one years salary, $245,000.

In order to make certain that they would continue to remain in our employ, and remain focused on running the business and providing maximum value for shareholders, we also have change of control agreements with some of our executive officers.  These agreements provide that the executive will be paid between two and three times their annual compensation in the event the executive is terminated within three years after a change of control.  These agreements are described in more detail under the caption “Employment Contracts, Change Of Control Agreements, Severance Agreements And Other Agreements” on page 22.

Perquisites and Other Personal Benefits

We do not provide substantial perquisites to executives, but instead limit perquisites to personal use of Company provided vehicles, club membership and a limited amount of reimbursement for legal fees associated with their positions. Our Compensation Committee believes these limited perquisites are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior executives.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.  The 2006 compensation review by the outside consultant included a review of perquisites and found those we provide are in the competitive range.

Stock Ownership Guidelines

The Compensation Committee recommended and the Board approved stock ownership guidelines for all executives in 2002.  These guidelines state that executive officers should own shares of HickoryTech stock with a value equal to 1.5 times their annual base salary, and that the President/CEO should own 3.0 times his annual base salary in HickoryTech stock.  When adopted, the guidelines suggested that executives would have five years to meet these guidelines.  Stock options are considered at 30% of their grant value for this calculation.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation we paid to the persons serving as our Chief Executive Officer and Chief Financial Officer and each of the other three most highly compensated executive officers for 2006.  Although our executives also had the opportunity to earn non-equity incentive plan compensation, because our objectives for adjusted cash flow were not achieved, no non-equity plan compensation was paid, and no discretionary bonuses were paid in 2006. We do not have any pension plans and, although we have a non-qualified deferred compensation plan, we do not pay or credit preferential earnings on contributions to that plan

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards ($) (2)	All Other Compen- sation ($)		Total ($)
John Finke President and Chief Executive Officer	2006	240,784	31,015	31,321	33,218	(3)	336,338
David Christensen Senior Vice President, Chief Financial Officer, Secretary/Treasurer	2006	167,675	15,742	15,274	18,176	(4)	216,867
John Duffy (10) Former President and Chief Executive Officer	2006	121,846	0	7,650	265,928	(5)	395,424
Mary Jacobs Corporate Vice President and Vice President of Human Resources	2006	132,356	15,742	18,488	14,272	(6)	180,858
Lane Nordquist Corporate Vice President and President of Information Solutions	2006	165,339	15,742	10,819	24,469	(7)	216,369
Walt Prahl Corporate Vice President and President of Transport Solutions	2006	146,750	43,162	—	154,406	(8)	344,318
Jon Anderson (10) Former Corporate Vice President and President of Small\Medium Business Solutions	2006	145,669	15,742	1,068	180,538	(9)	343,017

(1)          For Messrs. Finke, Christensen, and Nordquist and Ms. Jacobs the salary column includes base pay for 2006, plus a $5,000 one-time merit award that was made in 2006.

(2)          A discussion of the methods used in calculation of these values may be found in footnote 7 which is in Part 2, item 8 of our annual report on Form 10-K.  Reflects the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with FAS 123R, excluding the forfeiture assumption.

(3)          Includes employer matching contributions to HickoryTech’s 401(k) plan, personal use of a company provided vehicle, membership to a country club, payment for an executive physical, and reimbursement for legal fees.

(4)          Includes employer matching contributions to HickoryTech’s 401(k) plan and payment for an executive physical.

(5)          Includes severance in the amount of $245,000, personal use of a company provided vehicle, membership to a country club, employer matching contributions to HickoryTech’s 401(k) plan, health and dental Cobra continuation premium payments made on behalf of Mr. Duffy, and fees associated with company provided communication services package.

(6)          Includes payment for an executive physical and employer matching contributions to HickoryTech’s 401(k) Plan.

(7)          Includes employer matching contributions to HickoryTech’s 401(k) plan, personal use of a company vehicle, payment for an executive physical, and membership to a country club.

(8)          Includes a retention payment resulting from acquisition of Enventis Telecom in the amount of $143,875, employer matching contributions to HickoryTech’s 401(k) Plan and personal use of company provided vehicle.

(9)          Includes a severance payment in the amount of $15,000, employer matching contributions to HickoryTech’s 401(k) plan, personal use of company vehicle, and payment for an executive physical.  Includes a severance payment in the amount of $150,380 accrued during 2006 but not payable until January 1, 2007.

(10)    Mr. Duffy forfeited 24,999 stock options in 2006 and Mr. Anderson forfeited 1,666 stock options in 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following table shows awards that we granted during 2006 under non-equity and equity plans, including our Long Term Executive Incentive Program, Executive Incentive Plan and 1993 Stock Award Plan, to the executives named in the Summary Compensation Table.  We did not establish new awards under our Long Term Executive Incentive Program during 2006 and all future payouts for prior awards under that plan had been earned as of year end.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Date	Threshold ($)	Target ($)	Maximum ($)	(#)		($/Sh)	($)
John Finke	2-15-06	$51,480	$156,000	$312,000
	9-01-06				15,000	(3)	$6.95	$21,450
David Christensen	2-15-06	$28,049	$84,996	$169,992	—		—	—
John Duffy (2)	2-15-06	$43,560	$132,000	$264,000	—		—	—
Mary Jacobs	2-15-06	$12,618	$38,235	$76,470	—		—	—
Lane Nordquist	2-15-06	$34,549	$83,756	$167,512	—		—	—
Walt Prahl	2-15-06	$31,158	$75,534	$151,068	—		—	—
Jon Anderson	2-15-06	$32,567	$78,950	$157,899	—		—	—

(1)          Represents potential payouts under our Executive Incentive Plan for 2006.  Because we did not achieve thresholds under the plan, no payouts were made.

(2)          Represents potential payouts under the Executive Incentive Plan for 2006.  Mr. Duffy was not eligible for any payouts under the plan since his employment ended on June 30, 2006.

(3)          Represents 15,000 options that Mr. Finke received as a result of his promotion to HickoryTech’s President and CEO.  The exercise price of $6.95 was based on the average closing price of the stock on the five days preceding the award date of September 1, 2006.  The actual closing market price on September 1, 2006 was $6.94.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END (1)

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable(2)	($)	Date	(#)(3)	($)(4)

John Finke		15,000	$6.95	9/1/2016
	5,000	10,000	$10.85	2/16/2015
	8,334	4,166	$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	12,000		$14.00	5/31/2011
	10,000		$14.0625	5/31/2010
	5,000		$10.5625	5/31/2009
	1,500		$12.625	1/01/2008
					7,500	$53,625
David Christensen	1,667	3,333	$10.85	2/16/2015
	6,000	3,000	$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	8,000		$14.00	5/31/2011
	8,500		$14.0625	5/31/2010
	8,500		$10.5625	5/31/2009
	2,400		$13.375	5/31/2008
	2,100		$9.4375	5/31/2007
					3,750	$26,813
John Duffy (5)
	—	—	—	—	—	—
Mary Jacobs	3,334	6,666	$10.85	2/16/2015
	5,000	2,500	$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	12,000		$14.00	5/31/2011
	6,750		$14.0625	5/31/2010
	6,750		$10.5625	5/31/2009
	2,400		$13.375	5/31/2008
	2,400		$9.4375	5/31/2007
					3,750	$26,813
Lane Nordquist	1,667	3,333	$10.85	2/16/2015
	3,334	1,666	$11.68	2/15/2014
	5,000		$8.02	2/15/2013
	12,000		$13.16	5/31/2012
	11,000		$14.00	5/31/2011
					3,750	$26,813
Walt Prahl
	—	—	—	—	—	—
Jon Anderson	3,334		$11.68	3/01/2007
	5,000		$8.02	3/01/2007
	12,000		$13.16	3/01/2007
	2,500		$14.0625	3/01/2007
	2,500		$10.5625
					1,875	$13,406

(1)          Options shown in this table were granted between 1997 and 2006.

(2)          All options vest in cumulative annual installments of one-third of the shares commencing one year from the date of grant.

(3)          Represents earned shares under the Long Term Executive Incentive Program which vest one-half within 30 days and one-half one year after grant.  Shares set forth in the table were earned as of December 31, 2006.

(4)          Based on closing price as reported on the NASDAQ Stock Market on December 29, 2006.

(5)          Mr. Duffy’s unvested options expired on June 30, 2007 and all his vested options expired on October 1, 2007.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Finke	0	$0.00	0	$0.00
David Christensen	0	$0.00	0	$0.00
John Duffy	0	$0.00	0	$0.00
Mary Jacobs	0	$0.00	0	$0.00
Lane Nordquist	0	$0.00	0	$0.00
Walt Prahl(1)	0	$0.00	6,070	$43,162
Jon Anderson	0	$0.00	0	$0.00

(1)          Mr. Prahl received 6,070 shares of HickoryTech common stock.  He turned 1,985 shares back to us to cover the taxes associated with the award.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

The following table provides information about contributions to, and amounts earned in, nonqualified deferred compensation accounts for the named executives during 2006.  Neither HickoryTech, nor HickoryTech’s named executives made any additional contributions to nonqualified deferred compensation accounts during 2006.  Instead, the amounts reflected in the table represent: (1) interest earnings, at the 10 year Treasury bond rate, on a supplemental retirement account balance for Mr. Christensen, (2) interest earned, at the 10 year Treasury bond rate, on compensation deferred by Mr. Christensen in previous years, and (3) the value of dividends accumulated during the year on shares held in a Rabbi Trust for the benefit of the executives.  Dividends accumulated in the Rabbi Trust are applied to the purchase of additional shares which are also held in the trust.  Shares accumulated in the Rabbi Trust, and cash accumulated in the supplemental retirement plan and deferred compensation accounts, are distributable to the executive only upon termination of employment.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John Finke	$0.00	$0.00	$4,438	(1)	$0.00	$68,862	(1)
David Christensen	$0.00	$0.00	$16,089	(2)	$0.00	$295,332	(3)
John Duffy	$0.00	$0.00	$0.00		$0.00	$0.00
Mary Jacobs	$0.00	$0.00	$3,132	(4)	$0.00	$48,599	(4)
Lane Nordquist	$0.00	$0.00	$2,121	(5)	$0.00	$32,904	(5)
Walt Prahl	$0.00	$0.00	$0.00		$0.00	$0.00
Jon Anderson	$0.00	$0.00	$6,717	(6)	$0.00	$104,218	(6)

(1)          Represents the value of dividends earned on shares in a Rabbi Trust and were contributed in the form of additional shares to the trust in 2006.  At the end of 2006 there were 9,631 shares held in the Rabbi Trust for the benefit of Mr. Finke with a market value of $68,862 based on the closing price as reported on the NASDAQ Stock Market on December 29, 2006.

(2)          Mr. Christensen earned $433 of interest on his Deferred Compensation Account balance and $5,594 of interest on his Supplemental Retirement Account balance in 2006.  Interest is earned annually on Mr.  Christensen’s Supplemental Retirement Account and quarterly on his Deferred Compensation Account.  Mr. Christensen has shares of HickoryTech common stock held in a Rabbi Trust.  His shares earned the value of dividends in the amount of $10,062 and this was contributed in the form of additional shares to the trust in 2006.  These dividends were used to purchase additional shares of HickoryTech common stock.

(3)          Mr. Christensen has a Deferred Compensation Account balance of $9,840 and a Supplemental Retirement Account balance of $129,365.  At the end of 2006 Mr. Christensen had 21,836 shares held in the Rabbi Trust with a market value at $156,127 based on the closing price as reported on the NASDAQ Stock Market on December 29, 2006.

(4)          Represents the value dividends earned on shares in a Rabbi Trust and were contributed in the form of additional shares to the trust in 2006.  At the end of 2006 Ms. Jacobs had 6,797 shares held in the Rabbi Trust with a market value of $48,599 based on the closing price as reported on the NASDAQ Stock Market on December 29, 2006.

(5)          Represents the value dividends earned on shares in a Rabbi Trust and were contributed in the form of additional shares to the trust in 2006. At the end of 2006 Mr. Nordquist had 4,602 shares held in the Rabbi Trust with a market value of $32,904 based on the closing price as reported on the NASDAQ Stock Market on December 29, 2006.

(6)          Represents the value dividends earned on shares in a Rabbi Trust and were contributed in the form of additional shares to the trust in 2006.  At the end of 2006 Mr. Anderson had 14,576 shares held in the Rabbi Trust with a market value of $104,218 based on the closing price as reported on the NASDAQ Stock Market on December 29, 2006.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

We have Change of Control Agreements with David A. Christensen, Lane C. Nordquist and Mary T. Jacobs.  These agreements provide that if (1) within three years of a change in control of HickoryTech, the employment of any of the above-named officers is terminated from HickoryTech for a reason other than for cause, death or disability, or (2) within a thirty-day period following the first anniversary of a change in control of HickoryTech, any of the above-named officers terminate employment with HickoryTech for any reason other than for cause, death or disability, such officer is entitled to a lump-sum payment equal to the officer’s annual compensation multiplied by two.

Under these agreements, a “change of control” is defined generally as a change in a majority of our directors other than through succession, the acquisition by any person or persons acting in concert of more than 30% of our voting stock or all or substantially all our assets, or a merger, consolidation or share exchange unless 70% of our voting shares after the transaction continue to be held by our stockholders prior to the transaction.  Annual compensation is defined as the highest annual compensation during the five-year period prior to the executive’s termination, including base salary, bonuses under the Executive Incentive Plan, annual Supplemental Retirement Plan contributions, stock grants under the Long Term Executive Incentive Program and any other incentive payments except for stock options.  In the event of a change in control of HickoryTech and the subsequent termination of the officers, the approximate maximum amount of the compensation that would be paid to Messrs. Christensen, Nordquist and Ms. Jacobs under their current agreements, based on their projected 2007 compensation, would be $658,768, $640,081 and $474,381.

We have both a Change of Control Agreement and an Employment Agreement with Mr. Finke.  Mr. Finke’s Change of Control Agreement has the same provisions as the agreements described above, except that his agreement provides for a lump sum payment equal to one month’s salary multiplied by 35.88.  One month’s salary is determined by taking Mr. Finke’s highest annual compensation for a calendar year during the five year period prior to his termination and dividing that amount by twelve.  In the event of change of control of HickoryTech and his subsequent termination, the approximate maximum amount of the compensation that would be paid to Mr. Finke under his current agreement would be $2,012,752.

Mr. Finke’s Employment Agreement dated August 1, 2006, provides for an annual salary of $260,000, subject to annual review and adjustment; for continued participation in the Long Term Executive Incentive Program and Executive Incentive Plan; for a one time grant of an option under the 1993 Stock Award Plan to purchase 15,000 shares; for participation in benefit plans we generally make available to executives, for use of a Company supplied vehicle, membership in a country club and for periodic physical examinations at a cost to HickoryTech.  In addition, the agreement provides the following post-employment benefits:

•                  Mr. Finke is eligible for a Supplemental Retirement benefit pursuant to which HickoryTech will credit an account for an amount equal to 10% of Mr. Finke’s base salary each year, annually for ten years starting December 31, 2007, which accumulates earnings at the ten year Treasury bond rate. The amounts accumulated in the account are payable to Mr. Finke in five installments commencing on January 1 of the calendar year following the later of the following events the date Mr. Finke reaches the age of 55, or when his employment is terminated for any reason other than death or disability.  The total amounts accumulated in this account at December 31, 2006 were $0.

•                  Post-retirement health coverage for Mr. Finke, an eligible spouse and dependents if, at or after attainment of age 55 and completion of 15 years of service, Mr. Finke’s employment is terminated for any other reason other than for cause.  The health coverage would be under the terms and conditions of the HickoryTech’s retiree group health plan provided, however, that (1) during the period from Mr. Finke’s separation until he reaches the age of 62, HickoryTech’s contribution to the cost of Mr. Finke’s post employment group coverage will be fixed in an amount equal to HickoryTech’s contribution at the time of Mr. Finke’s separation and (2) upon Mr. Finke’s attainment of the age of 62, HickoryTech’s contribution will continue to be made in an amount equal to HickoryTech’s contributions for all other participants in HickoryTech’s retiree group health plan.  The cost of annual premiums for such health coverage if Mr. Finke was eligible, at December 31, 2006 was $10,414.

•                  A life insurance benefit in an amount equal to $175,000.  In the event of Mr. Finke’s separation at or after attainment of age 55 and completion of 15 years of service, HickoryTech shall continue to provide the benefit for a period ending upon the earlier of the date Mr. Finke’s spouse shall become eligible for Medicare or such other government subsidized health coverage as may be in effect at the time, or the date of her death.

If we terminate Mr. Finke’s Employment Agreement without “cause,” or if he terminates his Agreement for “good reason,” we will be obligated to make a severance payment to Mr. Finke equal to his base salary through the date of termination, plus 18 months additional salary.  The additional salary payments are payable in accordance with normal payroll but are conditioned upon execution by Mr. Finke of a release of employment related claims.  All payments under the agreement are also conditioned upon compliance by Mr. Finke with a covenant prohibiting Mr. Finke from disclosing or using HickoryTech’s confidential information at any time and from competing with, soliciting any customer to deal with a competitor, or soliciting any employee or officer to provide services to Mr. Finke or any entity with which he is associated for a period of two years after termination of employment.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee evaluates and establishes compensation for executive officers and oversees our executive stock plans, and other executive incentive and benefit programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, as the Compensation Committee, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 11-17 of this proxy statement. The Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
James H. Holdrege	Myrita P. Craig
Lyle G. Jacobson	R. Wynn Kearney, Jr.
Starr J. Kirklin

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls, and for audit functions. The Audit Committee is composed of four outside, independent directors, all of whom meet the independence requirements of applicable SEC rules and regulations and NASDAQ listing requirements. Mr. Parker is the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Audit Committee acts under a written charter that was first adopted and approved by the Board of Directors on April 27, 2000, and was amended February 16, 2004.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

•                  Reviewed and discussed the audited financial statements with management and with representatives of PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm;

•                  Discussed with our Independent Registered Public Accounting Firm the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•                  Received from our Independent Registered Public Accounting Firm the written disclosures regarding PricewaterhouseCoopers LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with representatives of PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with the auditors’ independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC.

AUDIT COMMITTEE
James W. Bracke	Myrita P. Craig
James H. Holdrege	Dale E. Parker

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

The firm PricewaterhouseCoopers LLP, Minneapolis, Minnesota, Independent Registered Public Accounting Firm, audited the financial statements of HickoryTech for the fiscal years ended December 31, 2006 and 2005, and has been HickoryTech’s independent auditor since 1998.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2006 and 2005 by PricewaterhouseCoopers LLP, HickoryTech’s independent auditors, are as follows:

	Fiscal 2006	Fiscal 2005
Audit Fees	$1,016,720	$611,174
Audit Related Fees	$79,376	$77,557
Tax Fees	$0	$7,000
All Other Fees	$0	$339,325
TOTAL FEES	$1,096,096	$1,035,056

Audit Fees include audit of HickoryTech’s financial statements for the fiscal years ended December 31, 2006 and 2005, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit Fees for fiscal 2006 and 2005 also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.  Audit Related Fees include specific review of controls under SAS 70.  For 2005, $339,325 in “All Other Fees” relates to reimbursement paid to Allete, Inc. (“Allete”) in 2005 for their engagement of PricewaterhouseCoopers LLP, its independent auditors, to audit the Allete subsidiary, Enventis Telecom, Inc. (“Enventis”), before it was acquired by HickoryTech.  In 2005, HickoryTech received the benefit of the Enventis audit although Allete contracted with the auditor.  The audit was required as this was considered to be a significant acquisition which required the 2004 financial statements of Enventis to be audited when included in a filing with the SEC.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and PricewaterhouseCoopers LLP’s engagement has been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by PricewaterhouseCoopers LLP during fiscal years 2006 and 2005.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To our knowledge, based solely on review of the copies of such reports furnished to us for the fiscal year ended December 31, 2006 all Section 16(a) filing requirements were timely filed except the following.  The Form 4 Statement of Changes in Beneficial Ownership filings for 178 additional shares of direct ownership for Robert D. Alton; 536 additional shares of direct ownership for Lyle T. Bosacker; 179 additional shares of direct ownership of James W. Bracke; 178 additional shares of direct ownership of Myrita P. Craig; 178 additional shares of direct ownership of James H. Holdrege; 536 additional shares of direct ownership of Lyle G. Jacobson; 178 additional shares of direct ownership of R. Wynn Kearney, Jr.; 178 additional shares of direct ownership of Starr J. Kirklin; and 178 additional shares of direct ownership of Dale E. Parker were filed nine days late on January 12, 2007.  The Form 5 Annual Statement of Changes in Beneficial Ownership filing for 200 additional shares of direct ownership of Lyle G. Jacobson was filed 16 days late on March 2, 2007.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this proxy statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 10, 2007 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in May 2008. The Bylaws of HickoryTech provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  Proposals submitted by shareholders must also comply with all applicable rules and regulations of the SEC.  This notice must be received by HickoryTech no later than November 10, 2007.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2006 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Secretary

HickoryTech Corporation

221 East Hickory Street, P.O. Box 3248

Mankato, Minnesota 56002-3248

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

By the order of The
Board of Directors
HICKORYTECH CORPORATION

R. Wynn Kearney, Jr. - Board Chair
Mankato, Minnesota

221 East Hickory Street

P.O. Box 3248

Mankato, MN  56002-3248

ANNUAL MEETING OF SHAREHOLDERS

Monday, May 7, 2007

2:00 p.m.

Mankato Civic Center

1 Civic Center Plaza

Mankato, Minnesota 56001

HickoryTech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, Minnesota 56002-3248	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Monday, May 7, 2007.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint R. Wynn Kearney, Jr. and John W. Finke, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side. Or, take advantage of the option to vote by telephone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 4, 2007.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/htco/ — QUICK EASY IMMEDIATE

•      Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 4, 2007.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple online instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to HickoryTech Corporation, c/o Shareowner ServicesSM , P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 James H. Holdrege 02 Lyle G. Jacobson	03 Starr J. Kirklin	☐ Vote FOR all nominees (except as marked)		☐ Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2. Approval to amend and restate HickoryTech Corporation Employee Stock Purchase Plan.			☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Address Change? Mark Box	☐
Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.